Exhibit 16.1

May 1, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 1, 2009, of AlphaMetrix Managed Futures LLC (Aspect Series) (the Series), formerly UBS Managed Futures LLC (Aspect Series) and are in agreement with the statements contained in the 2nd, 4th and 6th paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP